Exhibit (a) (1) (R)

Suite 1120, Cathedral Place,

925 West Georgia Street

Vancouver, British Columbia,
Canada V6C 3L2

Tel: (604) 687-6600

Toll Free: 1-888-411-GOLD

Fax: (604) 687-3932

Email: info@aurizon.com

www.aurizon.com

Toronto Stock Exchange Ticker Symbol – ARZ NYSE MKT Ticker Symbol – AZK U.S. Registration (File 001-31893) News Release Issue No. 4 -2013

JANUARY 29, 2013 FOR IMMEDIATE RELEASE

AURIZON PROVIDES UPDATE ON SHAREHOLDER RIGHTS PLAN

TSX temporarily defers its consideration of the acceptance of Aurizon’s shareholder rights plan

Vancouver, BC, January 29, 2013 — The Aurizon Board of Directors announced today that, further to the press release of Aurizon on January 23, 2013 announcing the adoption of a shareholder rights plan (the “Rights Plan”), the Toronto Stock Exchange (the “TSX”) determined on January 29, 2013, in accordance with its rules, to defer its consideration of the acceptance for filing of the Rights Plan until the appropriate securities commission has had the opportunity to consider whether it will initiate proceedings under securities laws with respect to the Rights Plan. The deferral does not affect the operation of the Rights Plan which remains effective in accordance with its terms.

The TSX deferral is in accordance with the polices of the TSX and is typical in situations in which a shareholder rights plan can be perceived to have been adopted in response to a take-over bid that has been made or is contemplated.

As previously disclosed, the Rights Plan is intended to provide the Board of Directors with adequate time to identify, develop and negotiate value-enhancing alternatives, if appropriate, to any unsolicited take-over bid, including the hostile take-over bid received from Alamos Gold Inc. and to encourage equal treatment of shareholders in connection with any take-over bid offer. The Rights Plan is not intended to prevent a take-over of Aurizon or to secure continuance in office of management or the directors.

Aurizon intends to seek shareholder ratification of the Rights Plan at a special meeting of shareholders to be held on March 7, 2013. A copy of the Rights Plan was filed on January 23, 2013, under Aurizon’s SEDAR profile at www.sedar.com, on Aurizon’s website at www.aurizon.com/maximizevalue, and as part of Aurizon’s registration statement on Form 8-A at www.sec.gov.

This news release contains forward-looking information (as defined in the Securities Act (British Columbia)) and forward-looking statements (collectively, “forward-looking statements”) that are prospective in nature. All statements other than statements of historical fact may be forward-looking statements. In this news release, such forward-looking statements include statements regarding the adoption of a shareholder rights plan. These forward-looking statements are based on a number of assumptions, including assumptions regarding the shareholder rights plan becoming effective as planned; and the Board of Directors receiving adequate time to identify, develop and negotiate value-enhancing alternatives to the hostile take-over bid received from Alamos Gold Inc. Although management of Aurizon believes that the assumptions made and the expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained in this news release and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. You should not place undue reliance on any forward-looking statements contained in this news release. Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world’s most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK”. Additional information on Aurizon and its properties is available on Aurizon’s website at www.aurizon.com.

Media Contact:

Longview Communications

Trevor Zeck (604) 694 6037 or Louise Kozier (604) 644 6090

Investor Contact:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com